KCP Innovative Services Inc.
Commitment Letter #2

March 22, 2005

March 22, 2005

KCP Innovative Services Inc.
430474 Avenue

Edmonton, AB

T6B 2K3

Attention: James Baker

Re: Credit Application

Dear James:

In accordance with your request, the Canadian Western Bank ("the "Bank") is pleased to advise that the following credit has been authorized subject to the terms and conditions outlined below.

“LENDER"

 CANADIAN WESTERN BANK ('the Bank')

“BORROWER"

KCP INNOVATIVE SERVICES INC. ('the Borrower')

“AMOUNT”

Subject to all conditions precedent being fulfilled the Bank is prepared to extend to the Borrower the following increase to your existing credit facility:

Principal Balance as at March 22, 2005

$208,560.27 CDN

Authorized Increase

$211 75000 CDN

Total Authorization

$420,310.27 CDN

The increased authorization will represent 65% of the capitalized costs of the Slickline Unit #1 02 to a maximum of $211,750.00.

The Bank is prepared to accept monthly payments giving effect to an equalized repayment over time subject to adherence to certain terms and conditions.

“PURPOSE OF LOAN

AND PROGRAM”

Loans to be advanced for the following program:

Term Loan #1: Currently advanced to assist in the financing of one (1) 2005 Sterling SlickLine Unit, Serial # 2FZACGDD45AN66422, complete with draworks, Wireline, Crane and all attachments and accessories. The additional advance will assist in the financing of (1)
2005 Sterling SlickLine Unit, Serial #2FZACGDD65AN66423, complete with draworks, Wireline, Crane and all attachments and accessories.

No material change may be made in the program without the prior written consent of the Bank. If, as the program progresses, it becomes evident that its cost will be greater than the above figures, the Bank may, at its sole discretion, withhold further disbursements of the loan until the amount of the overrun has been provided by the Borrower or otherwise arranged on a basis acceptable to the Bank. In the event that the cost exceeds, or the Borrower becomes aware that it will exceed, the above figures, the Borrower shall immediately notify and provide particulars to the Bank.

“INTEREST RATE”

Demand non-revolving equipment acquisition loan:

The rate of interest payable by the Borrower to the Bank in relation to the term loan to finance the aforementioned equipment purchases shall remain at current interest rate of 6.375%.

“REPAYMENT"

Equal blended monthly payment shall be increased to an amount sufficient to repay the loan in full over the original 60-month term and amortization.

 “SECURITY"

Refer attached Schedule "A".

“KEY COVENANTS/

CONDITIONS”

Prior to any advance, the Bank is to be satisfied with the value of the equipment to be financed. The Bank reserves the right to have the equipment inspected by a Bank appointed inspector/appraiser. The equipment purchased must meet the guidelines as set out in the Bank's Industrial Lending & Leasing Guidelines Policy. The Bank must be satisfied with the business, assets and financial condition of the Borrower and all security documentation and supporting agreements and documents must be completed in a form satisfactory to the Bank and its solicitors, and must be executed and registered, as appropriate.

“REPORTING REQUIREMENTS”

The Bank shall be provided with the annual "Audited" financial statements of KCP Innovative Services Inc., prepared by a firm of qualified professional accountants within 90 days of Borrower's fiscal year-end. If requested by the Bank, the Borrower shall also provide profit and loss, cash budget and capital expenditures forecasts for the current fiscal year, showing purpose and source of financing.

“CONDITIONS

PRECEDENT TO

DRAWDOWN"

The Bank shall be satisfied with the business, assets and financial condition of the Borrower and all security documentation and supporting agreements and documents must be completed in a form satisfactory to the Bank and must be executed and registered, as appropriate.

GENERAL
CONDITIONS·

Refer attached Schedule "B".

REVIEW·

All loans are subject to review at any time, and in any event will be reviewed annually, based on the year-end financial statements of the Borrower. The next review is to be completed by April 30 2005.

PREPAYMENT
OF TERM LOAN·

Under the Fixed rate option, prepayment of the loan is not

                                                             permitted without penalty.

COSTS·

All costs, including legal and appraisal fees incurred by the Bank relative to security and other documentation, shall be for the account of the Borrower and may be charged to the Borrower's deposit account when submitted.

FEES·

In consideration of the agreement to lend herein set out, the Borrower agrees to pay in Canadian funds, to the Bank a Commitment Fee equal to $500.00. The Borrower acknowledges and agrees that payment of the said Commitment Fee is in consideration of the commitment to lend made by the Bank to the Borrower as set out in this Commitment Letter and in consideration of the time, effort and expenses by any and all of the Bank's employees and officers incurred in review and study of any documents, appraisals, financial statements, plans, inspections, legal review, reservation of the funds, and loss of opportunity to use the funds elsewhere, it being further acknowledged and agreed by the Borrower that the actual determination of said costs and expenses so incurred is not feasible and that the said fees represent a reasonable estimate of the value thereof.

NON.MERGER·

The terms and conditions set out herein shall not be superseded by nor merge in and shall survive the execution, delivery and/or registration of any instruments of security or evidences of indebtedness granted by the Borrower and/or any Guarantors hereafter, and the advancement of any funds by the Bank.

ACCEPTANCE·

To become effective, this Commitment Letter must be accepted in writing by the Borrower and Guarantors. If you are in agreement with the above terms and conditions, please sign and return the enclosed copy of this letter. This Commitment Letter will expire if not accepted by March 31 2005.

The foregoing Commitment Letter is offered in good faith and is to be held in strict confidence.

Yours truly,

CANADIAN WESTERN BANK

Jeff Suggitt

Gary Mitchell

Account Manager, Commercial Banking

AVP. Commercial Banking

Accepted this

___day of _______________, 2005.

KCP INNOVATIVE SERVICES INC.

Per:

__________________________________________

Per:

__________________________________________

10303 Jasper Avenue, Edmonton, Alberta, T5J 3N6 Ph: (780) 423-8801 Fax: (780) 421-0379

SCHEDULE "A"

SECURITY

All security documentation described herein must be prepared, executed and registered, as required by the Bank, prior to drawdown of any funds. The types of security, supporting resolutions and agreements to be provided by the Borrower to the Bank will be in form and content satisfactory to the Bank and/or its solicitors, and without restricting the generality of the foregoing, will include:

Held:

a)

General Security Agreement providing a first security interest in all present and after acquired property to be registered in all appropriate jurisdictions;

b)

Schedule to the General Security Agreement providing a first fixed charge over 2005 SlickLine Unit;

c)

Promissory Note(s);

d)

Evidence of insurance coverage for full insurable values of all assets of the Borrower taken as security by the Bank, to be provided to the Bank.

To be obtained

e)

Schedule to the General Security Agreement providing a first fixed charge over 2005 SlickLine Unit;

f)

Promissory Note(s);

g)

Evidence of insurance coverage for full insurable values of all assets of the Borrower taken as security by the Bank, to be provided to the Bank.

h)

Such further security instruments, assurances and supporting documents (including legal opinion of borrower's solicitor) as the Bank may deem necessary or advisable for the purpose of obtaining and perfecting the foregoing security.

The Borrower(s) and Guarantor(s) acknowledge and agree that the securities above described provided by the Borrower(s), support all loans and secure all indebtedness of the Borrower to the
Bank.

SCHEDULE "B"

GENERAL CONDITIONS

Environment

The Borrower agrees:

a)

to obey all applicable laws and requirements of any federal, provincial, or any other governmental authority relating to the environment and the operation of the business activities of the Borrower;

b)

to allow the Bank access at all times to the business premises of the Borrower to monitor and inspect all property and business activities of the Borrower;

c)

to notify the Bank from time to time of any business activity conducted by the Borrower which involves the use or handling of hazardous materials or wastes or which increases the environmental liability of the Borrower in any material manner;

d)

to notify the Bank of any proposed change in the use or occupation of the property of the Borrower prior to any change occurring;

e)

to provide the Bank with immediate written notice of any environmental problem and any hazardous materials or substances which have an adverse effect on the property, equipment, or business activities of the Borrower and with any other environmental information requested by the Bank from time to time.

f)

to conduct all environmental remedial activities which a commercially reasonable person would perform in similar circumstances to meet its environmental responsibilities and if the Borrower fails to do so, the Bank may perform such activities; and

g)

to pay for any environmental investigations, assessments or remedial activities with respect to any property of the Borrower that may be performed for or by the Bank from time to time.

1)

If the Borrower notifies the Bank of any specified activity or the Bank receives any environmental information from other sources, the Bank, in its sole discretion, may decide that an adverse change in the environmental condition of the Borrower or any of the property, equipment, or business activities of the Borrower has occurred which decision will constitute, in the absence of manifest error, conclusive evidence of the adverse change. Following this decision being made by the Bank, the Bank shall notify the Borrower of the Bank's decision concerning the adverse change.

2)

If the Bank decides or is required to incur expenses in compliance or to verify the Borrower's compliance with applicable environmental or other regulations, the Borrower shall indemnify the Bank in respect of such expenses, which will constitute further advances by the Bank to the Borrower under this Agreement.

Acceleration

a)

All indebtedness and liability of the Borrower to the Bank payable on demand, is repayable by the Borrower to the Bank at any time on demand;

b)

All indebtedness and liability of the Borrower to the Bank not payable on demand, shall, at the option of the Bank, become immediately due and payable, the security held by the Bank shall immediately become enforceable, and the obligation of the Bank to make further advances or other accommodation available under the Credits shall terminate, if anyone of the following Events of Default occurs;

i)

the Borrower or any guarantor fails to make when due, whether on demand or at a fixed payment date, by acceleration or otherwise, any payment of interest, principal, fees, commissions or other amounts payable to the Bank;

ii)

there is a breach by the Borrower of any other term or condition contained in this
Commitment Letter or in any other agreement to which the Borrower and the Bank are parties;

iii)

any default occurs under any security listed in this Commitment Letter under the headings "Specific Security" or "General Security" or under any other credit, loan or security agreement to which the Borrower is a party;

iv)

any bankruptcy, re-organization, compromise, arrangement, insolvency or liquidation proceedings or other proceedings for the relief of debtors are instituted by or against the Borrower and, if instituted against the Borrower, are allowed against or consented to by the Borrower or are not dismissed or stayed within 60 days after such institution;

a receiver is appointed over any property of the Borrower or any judgement or order or any process of any court becomes enforceable against the Borrower or any property of the Borrower or any creditor takes possession of any property of the Borrower;

vi)

any adverse change occurs in the financial condition of the Borrower or any guarantor.

i)

any adverse change occurs in the environmental condition of: the Borrower or any guarantor of the Borrower; or any property, equipment, or business activities of the Borrower or any guarantor of the Borrower.

MISCELLANEOUS CONDITIONS

a)

The rights and remedies of the Bank pursuant to this Letter of Commitment and the securities taken pursuant hereto are cumulative and not alternative, and not in substitution for any other rights, remedies, or powers of the Bank.

b)

 Any failure or delay by the Bank to exercise, or exercise fully, its rights and remedies pursuant to this Letter of Commitment and the securities taken pursuant hereto shall not be construed as a waiver of such rights and remedies.

c)

Time is of the essence.

d)

This Letter of Commitment is not assignable in any manner. In the absence of a formal Loan Agreement being entered into, this Letter of Commitment shall continue in force and effect and shall not merge in any securities provided by Borrower to the Bank.

e)

This Letter of Commitment and the security documentation to be provided by the Borrower pursuant hereto shall be construed in accordance with and governed by the laws of the Province of Alberta and Canada.

f)

Your acceptance of this letter will constitute authority for the Bank to prepare the necessary documentation.